Exhibit 1(a)

PRICING AGREEMENT

June 2, 2005

Goldman, Sachs & Co.

Citigroup Global Markets Inc.

As Representatives of the several

Underwriters named in Schedule I hereto

c/o Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

-and-

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Dear Sirs:

WAL-MART STORES, INC., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated February 18, 2003 (the “Underwriting Agreement”), between the Company, on the one hand, and you, as parties deemed to be a signatory to the Underwriting Agreement with respect to the issuance and sale of the Designated Securities contemplated hereby, on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”).

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty that refers to the Prospectus in Section 2 or 3 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Each reference to the Registration Statement in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to include, to the fullest extent applicable, the

Company’s additional registration statement on Form S-3 that was filed and became effective under Rule 462(b) under the Act on the date hereof. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

A supplement to the Prospectus, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amounts of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

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If the foregoing is in accordance with your understanding, please sign and return to us three counterparts hereof, and upon acceptance hereof by you this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

Very truly yours,

WAL-MART STORES, INC.

By:	/s/ JOSEPH J. FITZSIMMONS
	Name:	Joseph J. Fitzsimmons
	Title:	Senior Vice President of Finance & Treasurer

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Accepted as of the date hereof:

/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ SCOTT MOSES
	Name:	Scott Moses
	Title:	Vice President

For themselves and as Representatives of the several Underwriters named in Schedule I hereto

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SCHEDULE I

Underwriter	Principal Amount of 4.125% Notes Due 2010 to be Purchased	Principal Amount of 4.500% Notes Due 2015 to be Purchased
Goldman, Sachs & Co.	$375,000,000	$225,000,000
Citigroup Capital Markets Inc.	375,000,000	225,000,000
Credit Suisse First Boston LLC	100,000,000	60,000,000
J.P. Morgan Securities Inc.	100,000,000	60,000,000
Banc of America Securities LLC	50,000,000	30,000,000
HSBC Securities (USA) Inc.	50,000,000	30,000,000
Mitsubishi Securities International plc	50,000,000	30,000,000
Mizuho International plc	50,000,000	30,000,000
Wachovia Capital Markets, LLC	50,000,000	30,000,000
Samuel A. Ramirez & Co., Inc.	25,000,000	15,000,000
Muriel Siebert & Co., Inc.	25,000,000	15,000,000

TOTAL	$1,250,000,000	$750,000,000

Schedule I

SCHEDULE II

TITLE OF DESIGNATED SECURITIES:

4.125% Notes Due 2010 (“Notes Due 2010”)

4.500% Notes Due 2015 (“Notes Due 2015” and, together with the Notes Due 2010, the “Notes”)

AGGREGATE PRINCIPAL AMOUNT:

In the case of the Notes Due 2010, $1,250,000,000; and

in the case of the Notes Due 2015, $750,000,000.

PRICE TO PUBLIC:

In the case of the Notes Due 2010, 99.920% of the principal amount of the Notes Due 2010, plus accrued interest, if any, from June 9, 2005; and

in the case of the Notes Due 2015, 99.748% of the principal amount of the Notes Due 2015, plus accrued interest, if any, from June 9, 2005.

PURCHASE PRICE TO UNDERWRITERS, SELLING CONCESSIONS AND REALLOWANCE CONCESSIONS:

In the case of the Notes Due 2010, the purchase price to the Underwriters shall be 99.570% of the principal amount of the Notes Due 2010, plus accrued interest, if any from June 9, 2005; and the selling concession shall be 0.200% and the reallowance concession shall be 0.100%, in each case of the principal amount of the Notes Due 2010; and

in the case of the Notes Due 2015, the purchase price to the Underwriters shall be 99.298% of the principal amount of the Notes Due 2015, plus accrued interest, if any from June 9, 2005; and the selling concession shall be 0.300% and the reallowance concession shall be 0.250%, in each case of the principal amount of the Notes Due 2015.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

Immediately available funds by wire.

INDENTURE:

Indenture dated as of December 11, 2002, between the Company, as Issuer, and J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, NA, as Trustee.

Schedule II – Page 1

MATURITY:

In the case of the Notes Due 2010, July 1, 2010; and

in the case of the Notes Due 2015, July 1, 2015.

INTEREST RATE:

In the case of the Notes due 2010, 4.125% from and including June 9, 2005; and

in the case of the Notes due 2015, 4.500% from and including June 9, 2005.

In the case of all of the Notes, accrued and unpaid interest shall be payable semi-annually in arrears and shall be calculated on the basis of a 360-day year of twelve 30-day months.

In addition, the Company shall pay Additional Amounts to holders of each of the Notes as, and to the extent, set forth under the caption “Description of the Notes—Payment of Additional Amounts” in the Prospectus Supplement dated the date hereof relating to the Notes.

INTEREST PAYMENT DATES:

In the case of all of the Notes, January 1 and July 1 of each year, commencing on January 1, 2006.

INTEREST PAYMENT RECORD DATES:

In the case of each of the Notes, December 15 and June 15 of each year, commencing on December 15, 2005.

REDEMPTION PROVISIONS:

No mandatory redemption provisions.

The Company may, at its option, redeem the Notes in whole, but not in part, as set forth under the caption “Description of the Notes—Redemption upon a Tax Event” in the Prospectus Supplement dated June 2, 2005 relating to the Notes.

SINKING FUND PROVISIONS:

None.

OTHER PROVISIONS:

As set forth in the Prospectus Supplement dated June 2, 2005 (the “Prospectus Supplement”) to the Prospectus dated December 27, 2002 (the “Prospectus”).

TIME OF DELIVERY:

9:30 a.m. (New York City time) on June 9, 2005.

Schedule II – Page 2

CLOSING LOCATION:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

NAMES AND ADDRESSES OF REPRESENTATIVES:

Goldman, Sachs & Co. 85 Broad Street New York, New York 10004	Citigroup Capital Markets Inc. 388 Greenwich Street New York, New York 10013

ADDRESSES FOR NOTICES:

Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attention: Registration Department Fax: (212) 902-9020	Citigroup Capital Markets Inc. 388 Greenwich Street New York, New York 10013 Attention: Fixed Income Capital Markets Fax: (312) 876-8487

OTHER MATTERS:

(A)	Each of the Underwriters hereby represents to, and agrees with, the Company that: (i) it has not offered or sold and, prior to the expiry of a period of six months after the date of issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

(B)

Each underwriter hereby represents and agrees that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any notes with a denomination of less than €50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is

Schedule II – Page 3

applicable and the conditions attached to such exemption or exception are complied with.

(C)	Each of the Underwriters hereby represents and agrees that it has not offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

(D)	Each of the Underwriters hereby represents and agrees that it has not circulated or distributed and will not circulate or distribute the Prospectus Supplement and the Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, and it has not offered or sold, and will not offer or sell the Notes, and has not made and will not make an invitation for subscription or purchase of the Notes, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

(E)	Each of the Underwriters hereby represents and agrees that it has not offered or sold and will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, regulations and ministerial guidelines of Japan.

(F)	Each of the Underwriters hereby represents and agrees that it has not offered, sold or delivered and will not offer, sell or deliver any of the Notes directly or indirectly or distribute the Prospectus Supplement and the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in this Pricing Agreement and the Underwriting Agreement.

(G)	The Underwriters hereby severally confirm, and the Company hereby acknowledges, that the sole information furnished in writing to the Company by, or on behalf of, the Underwriters specifically for inclusion in the Prospectus Supplement is as follows:

(1) the names of the Underwriters on the front and back cover pages of the Prospectus Supplement;

Schedule II – Page 4

(2) the fourth paragraph of text on page S-2 of the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriters.

(3) the first sentence of the third paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning certain terms of the offering by the Underwriters;

(4) the fourth paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriters; and

(5) the first and fourth sentences of the second paragraph on page S-18 concerning Market Axess Inc. and electronic distribution of prospectuses.

Schedule II – Page 5